Exhibit 99.1

Media Contact:

Steve Sturgeon

QLogic Corporation

858.472.5669

steve.sturgeon@qlogic.com

Investor Contact:

Doug Naylor

QLogic Corporation

949.542.1330

doug.naylor@qlogic.com

QLogic Announces Appointment of Jay A. Rossiter to Board of Directors

ALISO VIEJO, Calif. – May 14, 2015 – QLogic Corp. (Nasdaq:QLGC), a leading supplier of high performance network infrastructure solutions, today announced that Jay A. Rossiter has been appointed to its board of directors.

Rossiter has extensive executive experience working with technology companies and currently serves as Senior Vice President of the Cloud Platform Group at Yahoo! Prior to that, Rossiter was the Vice President of the System Management Products Division at Oracle and held various senior management positions at 3Com Corp., Syntelligence, Inc. and Bell Laboratories. Rossiter also sits on the board of directors at Hortonworks, Inc.

“I am very pleased to welcome Jay to the QLogic Board of Directors,” said George Wells, chairman of the board, QLogic. “He brings tremendous experience in large-scale software platforms in cloud and big data environments and has a highly strategic mindset as to how to apply technology and enhance business value.”

Follow QLogic @ twitter.com/qlogic

QLogic – the Ultimate in Performance

QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance server and storage networking connectivity products. Leading OEMs and channel partners worldwide rely on QLogic for its server and storage networking solutions. For more information, visit www.qlogic.com.

# # #